UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): May 21, 2024

DIGITAL BRANDS GROUP, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-40400	46-1942864
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

1400 Lavaca Street, Austin, TX 78701

(Address of principal executive offices) (Zip Code)

(209) 651-0172

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions.

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.0001	DBGI	The Nasdaq Stock Market LLC
Warrants, each exercisable to purchase one share of Common Stock	DBGIW	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 8.01.	Other Events.

On May 20, 2024, Digital Brands Group, Inc. (the “Company”) filed with the Securities and Exchange Commission its Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2024, which reflected stockholders’ equity of approximately $2.98 million. Subsequent to quarter-end, on May 7, 2024, the Company raised approximately $3.2 million from the exercise of approximately 1.03 million warrants at an exercise price of $3.13. As a result of that warrant transaction, and as of the date of this filing, the Company believes it continues to have stockholders’ equity in excess of the minimum $2.5 million stockholders’ equity requirement set forth in The Nasdaq Stock Market LLC’s (“Nasdaq”) Listing Rule 5550(b)(1).

As previously reported, on April 22, 2024, the Company received a letter from Nasdaq’s Listing Qualifications Staff notifying the Company that it did not comply with Nasdaq Listing Rule 5550(b) because it reported less than $2.5 million in stockholders’ equity as of December 31, 2023. The Company subsequently requested a hearing before the Nasdaq Hearings Panel to address the deficiency. The hearing has not yet occurred.

Nasdaq will continue to monitor the Company’s ongoing compliance with Nasdaq Listing Rule 5550(b) and, if the Company’s next periodic report does not evidence compliance with Nasdaq Listing Rule 5550(b), the Company may be subject to delisting. There can be no assurance that the Company will be able to maintain compliance with Nasdaq Listing Rule 5550(b).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DIGITAL BRANDS GROUP, INC.

Dated: May 21, 2024	By:	/s/ John Hilburn Davis IV
	Name:	John Hilburn Davis IV
	Title:	President and Chief Executive Officer